EXHIBIT 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

CONSONUS, INC.

(“Seller”)

and

CONSONUS ACQUISITION CORP.

(“Purchaser”)

DATED AS OF

MAY 31, 2005

ii

iii

EXHIBITS:

EXHIBIT A:	SECURED SUBORDINATED PROMISSORY NOTE	A-l
EXHIBIT B:	ASSIGNMENT AND ASSUMPTION AGREEMENT	B-l
EXHIBIT C:	BILL OF SALE	C-l
EXHIBIT D:	GROUND LEASE	D-l
EXHIBIT E:	REAL PROPERTY DEED	E-l
EXHIBIT F:	SUBLEASE AGREEMENT	F-l
EXHIBIT G:	MASTER SERVICES AGREEMENT	G-l
EXHIBIT H:	CONSULTING AGREEMENT	H-l
EXHIBIT I:	BUILDING DEED	I-1
EXHIBIT J:	SECURITY AGREEMENT	J-l
EXHIBIT K:	TRUST DEED	K-l
EXHIBIT L:	EMPLOYMENT AGREEMENT	L-l
EXHIBIT M:	GUARANTY	M-l

SCHEDULES:		S-1

Schedule 1.1	Calculation of Target Net Book Value
Schedule 2.2(a)	Acquired Assets
Schedule 2.2(b)	Excluded Assets
Schedule 2.3(a)	Assumed Liabilities
Schedule 2.3(b)	Excluded Liabilities
Schedule 2.6	Allocation of Purchase Price
Schedule 2.7(a)	Form of Closing Date Balance Sheet
Schedule 5.5	Employment Offers/Terms

DISCLOSURE SCHEDULES

Section 3.1	Jurisdictions
Section 3.3	Conflicts
Section 3.4	Existing Condition
Section 3.5	Title Exceptions
Section 3.7	Environmental Disclosures
Section 3.8	Compliance Disclosures
Section 3.9	Legal Proceedings
Section 3.11	Intellectual Property Disclosures
Section 3.14	Financial Statements
Section 3.15	Employees

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 31, 2005 (this “Agreement”), by and between Consonus, Inc., a Utah corporation (the “Seller”), and Consonus Acquisition Corp., a Delaware Corporation (the “Purchaser”).

Seller is engaged in the business of designing, building, and operating data centers, information technology networks and web-enabled application delivery systems, which are delivered through Seller’s centers, voice and data network engineering, internet application integration and other managed services (the “Business”).

Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller substantially all of the assets related to the Business as described in this Agreement, subject to the terms and conditions hereinafter set forth.

As an inducement to Purchaser to enter into this Agreement, Questar InfoComm, Inc., the immediate parent company of Seller, has agreed to indemnify and hold harmless Purchaser from certain claims as described in Article VI herein.

In consideration of the foregoing and the mutual covenants in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounting Firm” has the meaning set forth in Section 2.7(c).

“Acquired Assets” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the first paragraph.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Assigned Contracts” has the meaning set forth in Section 2.2(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Book Value” means as of any date of determination, the excess of book value of the Acquired Assets as of such date over the Assumed Liabilities as of such date determined in accordance with GAAP.

“Breach” means any inaccuracy in or breach of (subject to any materiality or knowledge qualifiers as expressly set forth in this Agreement), or any failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement.

“Building” means the building, but not the real property, located at 118 South 1000 West, Salt Lake City, Utah, together with all improvements located thereat and thereon, to be acquired by Purchaser on the Closing Date.

“Building Deed” has the meaning set forth in Section 2.5(a)(x).

“Business Day” means any day other than a Saturday, a Sunday or a day when commercial banks in New York, New York or Salt Lake City, Utah are authorized by law, rule or regulation to be closed.

“Claim Notice” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.7(a).

“Closing Date Book Value” has the meaning set forth in Section 2.7(a). The Closing Date Book Value shall be calculated in the same manner as the Target Net Book Value.

“Closing Payment” has the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended to date.

“Conflict” means any contravention, conflict, violation or breach.

“Consent” means any approval, consent, registration, filing, ratification, waiver, or other authorization.

“Consulting Agreement” has the meaning set forth in Section 2.5(a)(viii).

“Contract” means any written agreement, contract, obligation, promise, or undertaking that is legally binding.

“Deductible” has the meaning set forth in Section 6.5.

“Deed” has the meaning set forth in Section 2.5(a)(iv).

“Employee Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) bonus, equity option, equity purchase, deferred compensation, severance, incentive plan or arrangement or other employee fringe benefit plan.

“Employment Agreement” has the meaning set forth in Section 2.5(b)(viii).

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws now or later in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether the proceeding is in equity or at law.

“Environmental Law” means any applicable binding and enforceable federal, state or local statute, law, rule, regulation, ordinance or code relating to the environment or Hazardous Materials, as currently enforced, including the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq, as amended, the Resource Conservation and Recovery Act 42 U.S.C. §6901 et seq; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq; the Clean Air Act, 42 U.S.C. § 7401 et seq; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq; and the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq (to the extent it regulates occupational exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Facilities” means the Building and the Real Property.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any: (a) Consent, permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Ground Lease” has the meaning set forth in Section 2.5(a)(iii).

“Ground Lease Title Commitment” has the meaning set forth in Section 2.5(a)(xi).

“Hazardous Materials” means any substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “toxic pollutants,” “hazardous air pollutants,” “contaminant” or any other similar designation.

“Indemnified Party” means a Person entitled to indemnification under Section 6.1 or 6.2.

“Indemnifying Party” means a Person obligated to provide indemnification under Section 6.1 or 6.2.

“Intellectual Property” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(i)        Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)       All patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)      all registered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)      all rights in mask works;

(v)       all know how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi)      all rights in internet domain names presently used by Seller (collectively “Net Names”).

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, rule, statute, treaty, or administrative order.

“Leases” mean collectively the Ground Lease and the Sublease.

“Liens” means all mortgages, liens, security interests, charges, easements, leases, subleases, rights of way, options, claims or other similar encumbrances. A Lien shall not include any Permitted Liens.

“Losses” means any out-of-pocket loss, liability, claim, damage or expense (including reasonable legal fees and expenses), fines or penalties.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at (x) the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the applicable Party’s business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with Environmental Laws and (y) consistent with the policies of such Party to address similar conditions present, if any, at such Party’s other properties. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws, any requirements of contracts, leases or other agreements binding on the property and any requirements of any governmental authority with jurisdiction. If taking no action is not consistent with Environmental Laws, the least costly non-permanent remedy (such as mechanisms to contain or stabilize hazardous substances) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with the Environmental Laws and least costly permanent remedy.

“Material Adverse Effect” means a material adverse effect on (i) the long term business, financial condition, operations, assets or properties or results of operations of the Business or (ii) the consummation of the transactions contemplated by this Agreement; provided that the foregoing shall not include events or effects relating to or arising from (a) the economy of the United States generally or of the state of Utah in particular, (b) any disruption or adverse change in the financial or capital markets generally or (c) events or circumstances that affect a Party’s business in the same manner and to the same extent as other businesses in such industry generally.

“Master Services Agreement” has the meaning set forth in Section 2.5(a)(vii).

“Notice of Disagreement” has the meaning set forth in Section 2.7(b)

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Party” means either Purchaser or Seller, as the case may be.

“Permitted Lien” means (a) mechanics’, carriers’, workers’ and repairers’ Liens, purchase money security interests and other similar liens arising or incurred in the ordinary course of business related to obligations as to which (i) there is no default on the part of the applicable Party and (ii) Seller has not received notice of the commencement of foreclosure actions with regard thereto; (b) Liens for current Taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant property is stayed; (c) applicable zoning laws and ordinances and municipal regulations and rights reserved to or vested in any Governmental Entity to control or regulate real property and realty rights; (d) Liens, easements, encumbrances and reservations and restrictions of record, or those not arising pursuant to an instrument of record, but that would be disclosed by an accurate survey; and (e) any other Liens disclosed in Section 3.5 of the Seller Disclosure Schedule or that would not reasonably be expected to have a Material Adverse Effect; provided that none of the items described in (c) and (d) above violate or prohibit the use of the property as a Data Center and activities ancillary thereto.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any Governmental Entity.

“Pre-Existing Environmental Condition” shall have the meaning set forth in Section 6.8(a).

“Proceeding” means any action, arbitration, audit, hearing, written claim, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchaser” has the meaning set forth in the first paragraph.

“Purchaser Documents” has the meaning set forth in Section 2.5(b).

“Real Property” means the real property and building owned by Seller located at 7202 South Campus Drive, West Jordan, Utah to be acquired by Purchaser on the Closing Date.

“Real Property Deed” has the meaning set forth in Section 2.5(a)(iv).

“Real Property Title Commitment” have the meaning set forth in Section 2.5(a)(v).

“Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result in a timely manner; provided, however, that a Person required to use Reasonable Efforts under this Agreement will not be required to make any material change to its business, participate in any litigation, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a material adverse change in the benefits to such Person.

“Related Agreements” has the meaning set forth in Section 2.5(a)(ix).

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of the Person, including legal counsel, accountants, and financial advisors.

“Secured Subordinated Promissory Note” has the meaning set forth in Section 2.1(b).

“Security Agreement” has the meaning set forth in Section 2.5(b)(iii).

“Seller” has the meaning set forth in the first paragraph.

“Seller Disclosure Schedule” means the disclosure schedule Seller delivered to Purchaser concurrently with the execution and delivery of this Agreement.

“Seller Documents” has the meaning set forth in Section 2.5(a).

“Sublease” has the meaning set forth in Section 2.5(a)(vi).

“Target Net Book Value” means US $12,983,368. The calculation of the Target Net Book Value is set forth on Schedule 1.1.

“Tax” means (a) any income, gross receipts, ad valorem, premium, excises, value-added, sales, use, transfer, franchise, license, severance, stamps, occupation, service, lease, withholding, employment, social security, unemployment, real property, personal property, environmental, profit, vehicle, payroll, or property tax, alternative or add-on minimum tax, or other tax fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax, with respect to Seller and (b) any liability of Seller for the payment of any amount of the type described in clause (a) as a result of Seller being a member of an affiliated or combined group with, or a successor to, or transferee of, any other Person prior to the Closing Date.

“Third Party Claim” has the meaning set forth in Section 6.4(a).

“Title Agent” has the meaning set forth in Section 2.5(a)(v).

“Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, that any written demand has been made or any written notice has been given to the applicable Party.

“Transactions” means all of the transactions contemplated by this Agreement, including (a) the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities by the Purchaser and the retention and assumption of the Excluded Liabilities by Seller; and (b) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement.

“Trust Deed” has the meaning set forth in Section 2.5(b)(vii).

Section 1.2    Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)       the singular number includes the plural number and vice versa;

(b)       reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)       reference to any gender includes each other gender;

(d)       reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e)       reference to any Law means such Law as in effect on the date of this Agreement;

(f)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)       “or” is used in the inclusive sense of “and/or”;

(i)        with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(j)        “knowledge,” (or words of similar import) when used with respect to Seller, means the actual knowledge of either of Shahab Saeed or David Fawson; and

(k)       references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Section 1.3    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.4    Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II
PURCHASE AND SALE OF THE ACQUIRED ASSETS

Section 2.1    Purchase and Sale.

(a)       On the terms of, and subject to the conditions in, this Agreement and for the purchase price set forth below, Purchaser, in reliance upon Seller’s representations and warranties made herein, agrees to (i) purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in and to all of the Acquired Assets, free and clear of all Liens, except for (A) Liens related to the Assumed Liabilities and (B) Permitted Liens and (ii) assume and be responsible for the timely satisfaction of all of the Assumed Liabilities, whether such liabilities are direct or indirect, matured or unmatured, fixed or contingent or otherwise.

(b)       As full consideration for the sale of the Acquired Assets to Purchaser, and subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller against delivery to Purchaser of all of Seller’s right, title and interest in and to the Acquired Assets a total purchase price of US $16,300,000 (as the same may be adjusted pursuant to Section 2.7, the “Purchase Price”). Subject to the terms and conditions hereof, the Purchase Price shall be payable as follows: (i) Purchaser shall deliver to Seller a wire transfer of immediately available funds to Seller’s account, in the amount of US $12,750,000 (the “Closing Payment”); and (ii) Purchaser shall execute and deliver to Seller, simultaneous with the execution hereof, a secured promissory note payable to Seller in the principal amounts of US $3,550,000, a copy of which is attached hereto as Exhibit “A” (the “Secured Subordinated Promissory Note”), and an Assignment and Assumption Agreement, a copy of which is attached hereto as Exhibit “B” (the “Assumption Agreement”).

Section 2.2    Assets.

(a)       “Acquired Assets” means (1) all inventories, equipment, components, parts and supplies listed in Schedule 2.2(a); (2) the tangible assets listed in Schedule 2.2(a); (3) all trade accounts and notes receivable; (4) all prepaid assets, including, without limitation, all prepaid rentals, taxes (excluding income taxes) and deposits; (5) all equipment owned and leased listed in Schedule 2.2(a); (6) all licenses and permits listed in Schedule 2.2(a) (to the extent such licenses and permits may be transferred under Law); (7) all of Seller’s customer contracts, supply contracts, and other contracts and arrangements listed as Assigned Contracts in Section 2.2(a) of the Seller Disclosure Schedule (the “Assigned Contracts”); (8) all books and records with respect to the operation of Seller’s business including, without limitation, customer lists; (9) as authorized by its insurers and to the extent assignable, all insurance policies (maintained solely by Seller); (10) all Intellectual Property listed in Schedule 2.2(a); (11) the Real Property and the Building; and (12) such other assets listed in Schedule 2.2(a). Acquired Assets shall not include any of the Excluded Assets.

(b)       The term “Excluded Assets” means:

(i)        the stock ledgers, minute books and corporate seals of Seller, any other books and records related to internal corporate matters of Seller, all claims and rights to any Tax refunds for periods prior to the Closing relating to the Acquired Assets, any Contracts not assumed by Purchaser, all cash and cash equivalents of Seller and all other assets of Seller not specifically identified in Section 2.2(a), including without limitation the assets listed in Schedule 2.2(b);

(ii)       all rights, claims and credits of Seller relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies, and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Excluded Asset or any Excluded Liability;

(iii)      all inter-company notes receivable;

(iv)      all cash sums of Seller on deposit; and

(v)       all business, properties, assets, goodwill and rights of Seller that are not Acquired Assets, including, without limitation, the assets listed in Schedule 2.2(b).

(c)       Subject to the terms of this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Authorization, Contract or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting from such, if an assignment or transfer or an attempt to make such an assignment or transfer, would constitute a breach or violation of such or affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such Governmental Authorization, Contract or other agreement or arrangement that requires the Consent of a third party shall be made with such Consent being obtained. In the event any such Consent is not obtained on or prior to the Closing Date, Seller and Purchaser shall cooperate and Seller shall continue to use its Reasonable Efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and Seller will cooperate with Purchaser in any lawful arrangement to provide that Purchaser shall receive the interest of Seller, as the case may be, in the benefits under any such Governmental Authorization, Contract or other agreement or arrangement, including performance by Seller, as the case may be, as agent, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such Consent had been obtained. Seller shall have no obligation to pay or discharge, and shall have no obligation to indemnify and hold Purchaser harmless from and against, any and all costs of seeking to obtain or obtaining any such Consent or Governmental Authorization whether before or after the Closing Date.

Section 2.3    Liabilities.

(a)       The term “Assumed Liabilities” means all of the liabilities set forth in Schedule 2.3(a), including all the following liabilities, obligations and commitments of Seller:

(i)        any and all liabilities, obligations and commitments of Seller under the Assigned Contracts, whether such liabilities, obligations and commitments relate to a period prior to or from and after the Closing, but not any such liabilities, obligations or commitments arising out of any material breach by Seller of any Assigned Contract prior to the Closing other than those liabilities, obligations or commitments that would constitute .. Assumed Liabilities under clause (ii) of this Section 2.3(a); and

(ii)       except for the liabilities related to the Pre-Existing Environmental Condition and the Remedial Action Plan (as defined in Section 3.7), any and all liabilities, obligations and commitments relating to the use, ownership, operation or management of the Acquired Assets that arise, accrue or are incurred after the Closing.

(b)       The term “Excluded Liabilities” means all liabilities, obligations and commitments of Seller, including, without limitation, the liabilities, obligations and commitments of Seller set forth on Schedule 2.3(b) and the Permitted Liens, except for Permitted Liens set forth on Schedule 2.3(a); provided, however, Excluded Liabilities do not include those liabilities, obligations or commitments that constitute Assumed Liabilities under Section 2.3(a). Excluded Liabilities shall also include the liabilities related to the Pre-Existing Environmental Condition and the Remedial Action Plan (as defined in Section 3.7), for which Purchaser is indemnified for under Section 6.8. Seller shall be responsible for the timely satisfaction of all the Excluded Liabilities, whether such liabilities are direct, indirect, matured or unmatured, fixed, contingent or otherwise.

Section 2.4    Closing. The purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated by this Agreement (the “Closing”) takes place at the offices of Holme Roberts & Owen, 299 South Main Street, Suite 1800, Salt Lake City, Utah 84111, simultaneous with the execution of this Agreement.

Section 2.5    Deliveries. Concurrent with the execution of this Agreement:

(a)       Seller shall deliver or cause to be delivered to Purchaser, against payment of the Purchase Price the following (collectively, the “Seller Documents”):

(i)        an executed Bill of Sale, a copy of which is attached to this Agreement as Exhibit “C”;

(ii)       an executed real property lease with respect to the real property located at 118 South 1000 West, Salt Lake City, Utah, a copy of which is attached to this Agreement as Exhibit “D” (the “Ground Lease”);

(iii)      an executed special warranty deed with respect to the Real Property, a copy of which is attached to this Agreement as Exhibit “E” (the “Real Property Deed”);

(iv)      an irrevocable commitment (the “Real Property Title Commitment”) from Metro National Title Company, a Utah corporation (the “Title Company”), to issue to Purchaser a standard coverage owner’s title insurance policy insuring that Purchaser owns a fee interest in the Real Property, having a policy limit equal to US $7,050,000 and listing no exceptions to title other than the exceptions set forth in the Real Property Title Commitment; and

(v)       an executed real property sublease between Questar Corporation and Purchaser with respect to the real property located at 180 East 100 South, Salt Lake City, Utah 84111, a copy of which is attached to this Agreement as Exhibit “F” (the “Sublease”);

(vi)      an executed Master Services Agreement between Questar Gas Company and Purchaser a copy of which is attached to this Agreement as Exhibit “G” (the “Master Services Agreement”);

(vii)     an executed Consulting Agreement between Questar Gas Company and Purchaser, a copy of which is attached to this Agreement as Exhibit “H” (the Data Center Services Agreement);

(viii)    a certificate from the secretary of each of Seller and Questar InfoComm, Inc. (A) certifying that attached to such certificate are all requisite resolutions of Seller’s board of directors approving the execution and delivery of this Agreement and the agreements, documents and instruments contemplated herein (the “Related Agreements”) and the consummation of the Transactions; (B) certifying that attached to such certificate is the requisite consent of the shareholders of Seller approving and authorizing the Transactions and the Related Agreements; and (C) certifying to the incumbency of the officers of Seller executing this Agreement and the Related Agreements;

(ix)       an executed special warranty deed with respect to the Building, a copy of which is attached to this Agreement as Exhibit “I” (the “Building Deed”);

(x)        an irrevocable commitment (the “Ground Lease Title Commitment”) from the Title Company, to issue Purchaser a standard coverage owner’s title insurance policy insuring that Purchaser owns a leasehold interest in the Ground Lease, having a policy limit equal to US $4,800,000 and listing no exceptions to title other than the exceptions set forth in the Ground Lease Title Commitment;

(xi)       an executed amendment to Seller’s Articles of Incorporation (to be filed by Purchaser following the Closing) to change Seller’s corporate name to no longer include the term “Consonus;” and

(xii)      such other documents as reasonably required by Purchaser.

(b)       Purchaser shall deliver or cause to be delivered to Seller, against delivery of the Acquired Assets, the following (collectively, the “Purchaser Documents”):

(i)        the Closing Payment;

(ii)       an executed Secured Subordinated Promissory Note.

(iii)      an executed Security Agreement, a copy of which is attached to this Agreement as Exhibit “J”;

(iv)      an executed Assumption Agreement;

(v)       an executed Ground Lease;

(vi)      a completed UCC-1, securing the obligations of Purchaser under the Secured Subordinated Promissory Note, and this Agreement;

(vii)     an executed Trust Deed, a copy of which is attached to this Agreement as Exhibit “K”;

(viii)    an executed employment agreement with Daniel Milburn (“Employment Agreement”), a copy of which is attached to this Agreement as Exhibit “L”;

(ix)       an executed Sublease;

(x)        an executed Master Services Agreement;

(xi)       an executed Consulting Agreement;

(xii)      an executed Guaranty, a copy of which is attached to this Agreement as Exhibit “M”;

(xiii)     a certificate from the secretary of Purchaser (A) certifying that attached to such certificate are all requisite resolutions of Purchaser’s board of directors approving the execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions; and (B) certifying to the incumbency of the officers of Seller executing this Agreement and the Related Agreements; and

(xiv)    such other documents as reasonably required by Seller.

Section 2.6    Allocation of Purchase Price. Seller and Purchaser shall allocate the Purchase Price (including, for purposes of this Section, any other consideration paid by Buyer and the Assumed Liabilities) among the Acquired Assets in the manner set forth on Schedule 2.6 (the “Allocation Schedule”). Seller and Purchaser each agree to file Internal Revenue Service Form 8594 and any required attachments thereto, together with all federal, state, local, and foreign tax returns, in accordance with the Allocation Schedule. Purchaser and Seller shall use such allocation for all tax reporting purposes. If, contrary to the intent of the Parties hereto as expressed in this Section 2.6, any Governmental Entity makes or proposes an allocation different from that contemplated in this Section 2.6, Seller and Buyer shall cooperate with each other in good faith to contest such Governmental Entity’s allocation (or proposed allocation).

Section 2.7    Purchase Price Adjustment.

(a)       As soon as practical and in no event later than thirty (30) days following the Closing Date, Seller shall deliver to the Purchaser a balance sheet of Seller as of the Closing (“Closing Date Balance Sheet”), setting forth the Book Value at the Closing Date (“Closing Date Book Value”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and consistently with the calculation of Target Net Book Value and shall be in the form attached hereto as Schedule 2.7(a).

(b)       During the forty-five (45) day period immediately following the Purchaser’s receipt of the Closing Date Balance Sheet, Purchaser shall be permitted to review Seller’s working papers and trial balance related to the preparation of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall become final and binding upon the Parties thirty (30) days following the Purchaser’s receipt thereof, unless Purchaser shall give written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. If a timely Notice of Disagreement is delivered to Seller, then the Closing Date Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the forty-five (45) days following delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement; provided that any settlement negotiations will not be discoverable by or communicated to the Accounting Firm.

(c)       At the end of the forty-five (45) day period referred to above, the Parties shall submit to Deloitte & Touche LLP (San Francisco, California office) or if such firm is unable or unwilling to act as the arbitrator, then a mutually satisfactory nationally recognized accounting firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement or Purchase Price Statement. The Parties shall instruct the accounting firm ultimately agreed upon (the “Accounting Firm”) to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Date Book Value and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the terms of this Agreement. The Parties will cooperate with the Accounting Firm during the term of its engagement. The Parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Seller, on the other hand. The Parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by Purchaser and the Seller which are in accordance with the terms of this Agreement (i.e. not on the basis of an independent review). The Closing Date Balance Sheet and the determination of the Closing Date Book Value shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the parties to be delivered not more than sixty (60) days following submission of such disputed matters), absent manifest clerical errors or fraud. The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determinations. The fees and expenses for the Accounting Firm shall be allocated by the Accounting Firm equally between Purchaser and the Seller.

(d)       Promptly after the Closing Date Balance Sheet and the determination of the Closing Date Book Value and the resulting Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.7(c) above, the estimated Closing Payment shall be recalculated by giving effect to the final and binding Closing Date Book Value. If the Closing Date Book Value is greater than the Target Net Book Value, the Purchaser shall, and if the Target Net Book Value is greater than the Closing Date Book Value, Seller shall within three (3) Business Days after the Closing Date Book Value becomes final and binding on the Parties, make payment by wire transfer to Seller or the Purchaser, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to 9.0%, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment, compounded annually.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows (subject to the exceptions in the Seller Disclosure Schedule):

Section 3.1    Organization, Good Standing and Power.  Seller is a corporation duly organized, and validly existing under the laws of the State of Utah. Seller is qualified, authorized, registered or licensed to do business as a foreign corporation in each jurisdiction the operation of its business requires such qualification, authorization, registration or licensing (all of which jurisdictions are listed on Section 3.1 of the Seller Disclosure Schedule) other than the jurisdictions where failure to do so would not have a Material Adverse Effect. Seller has the power and authority and the legal right to own and operate its Business, to own the Acquired Assets and to conduct the business in which it is currently engaged. Seller does not currently have any subsidiaries nor does it own any equity interest in any other Person not disclosed on Section 3.1 of the Seller Disclosure Schedule.

Section 3.2    Enforceability.   This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Seller has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Transactions and any required vote of Seller’s shareholders has been obtained in order to consummate the Transactions.

Section 3.3    No Conflict.    Except as set forth in Section 3.3 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Transactions by Seller will (a) Conflict with its articles of incorporation, charter documents or bylaws; (b) Conflict with or give any Governmental Entity or other Person the right to prevent, delay or, to the knowledge of Seller, otherwise interfere with any of the Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which Seller, or any of the Acquired Assets, is subject; (c) to the knowledge of Seller, Conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Seller is bound; or (d) to the knowledge of Seller, result in the imposition or creation of any Lien upon or with respect to any of the Acquired Assets. Except as otherwise set forth in Section 3.3 of the Seller Disclosure Schedule, no Consent of any Person is required in connection with the execution, delivery and performance of this Agreement or the Seller Documents by Seller or the consummation of the Transactions.

Section 3.4    Existing Condition.  Except as disclosed in Section 3.4 of the Seller Disclosure Schedule, since December 31, 2004 Seller has not:

(a)       incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to the Acquired Assets;

(b)       sold, assigned or transferred any of Acquired Assets except in the ordinary course of business consistent with past practice;

(c)       created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of the Acquired Assets, except in the ordinary course of business consistent with past practice; or

(d)       changed any of the material accounting principles followed by it or the methods of applying such principles.

Section 3.5    Assets – Title and Condition.

(a)       Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, Seller has good and valid title to all the Acquired Assets that it purports to own, in each case free and clear of all Liens. Purchaser will acquire the Acquired Assets free and clear of all

Liens other than Liens related to the Assumed Liabilities, Permitted Liens and those set forth in Section 3.5(a) of the Seller Disclosure Schedule.

(b)       Seller owns good and marketable title to the Real Property, free and clear of any Liens, in the manner set forth in the Real Property Title Commitment. Seller owns good and marketable title to the Building, free and clear of any Liens. Purchaser acknowledges and agrees that: (i) except for Seller’s representations and warranties set forth in this Agreement, Purchaser is purchasing the Real Property and Building “as-is” as of the date hereof and based on Purchaser’s own inspection, investigation and evaluation; (ii) any other representations and warranties not expressly set forth in this Agreement are disclaimed by Seller; and (iii) Seller shall not have any responsibility or liability for the content or accuracy of any study, survey, report, opinion or conclusion of any engineer or other person or entity who has investigated or examined the Real Property and Building or of any material reviewed by Purchaser with respect to the Real Property and Building. Purchaser hereby releases and discharges Seller of all claims, causes of action, contribution obligations, liabilities, duties and obligations of every kind and nature relating to or arising out of Seller’s ownership or use of the Real Property and Building or any condition, hazard, violation or circumstance of, affecting or relating to the Real Property.

(c)       Seller owns good and transferable title to all other Acquired Assets free and clear of all Liens, except for Assumed Liabilities. Each item of Acquired Assets is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for continued use in the ordinary course of business. All of the Acquired Assets used in Seller’s Business are in the possession or control of Seller.

Section 3.6    Taxes.  Seller has duly filed all Tax returns required to be filed by it in respect of any Taxes, and all Taxes owed by Seller shown thereon with respect to the Business and Acquired Assets have been paid. All Tax returns filed by Seller with respect to the Acquired Assets are accurate in all material respects, except where the failure to be accurate in all material respects would not result in a Material Adverse Effect. To the knowledge of the Seller, there are no Liens with respect to Taxes (except for Liens for current Taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant property is stayed) upon any of the Acquired Assets. Seller has not received any notice of assessment or proposed assessment in connection with any Tax returns and there are no pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. Seller has made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller. Seller will also pay before the Closing Date all sales and use taxes arising out of the operation of the Business for all periods prior to the Closing Date.

Section 3.7    Compliance With Environmental Laws.  To Seller’s knowledge, except as disclosed in Section 3.7 of the Seller Disclosure Schedule, (a) Seller’s use of the

Acquired Assets complies in all material respects with all applicable Environmental Laws as in effect on the date hereof; except, in each case, where noncompliance would not have a Material Adverse Effect, (b) the Real Property and Building owned by Seller comply in all material respects with all applicable Environmental Laws, and Seller has obtained and maintained in effect all permits required by Environmental Laws with respect to the Real Property and Building, except, in each case, where noncompliance would not have a Material Adverse Effect (c) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Materials by Seller or any Person, that could reasonably be expected to form the basis of any claim against Purchaser or the Acquired Assets under any Environmental Law, (d) no underground storage tank or sump for Hazardous Materials is currently located on or beneath the Real Property or Building, (e) Seller is not a party to any environmental claim, (f) Seller has not received any written notification of any (i) alleged, actual or potential release of any Hazardous Materials existing or arising beneath, above, emanating or migrating from or to the Real Property or Building, or (ii) responsibility therefor and (g) the west portion of the property subject to the Ground Lease is subject to an on-going Remedial Action Plan approved and monitored by the Utah Department of Environmental Quality and, (i) the site which is the subject of the Remedial Action Plan is in compliance with such plan and Environmental Laws, and (ii) the slurry wall, as described in Schedule 3.7 of the Seller Disclosure Schedule, and structural integrity thereof are intact.

Section 3.8    Compliance With Applicable Laws.  Except as set forth in Section 3.8 of the Seller Disclosure Schedule, to the knowledge of Seller, Seller has complied in all material respects with all Laws applicable to it or to the conduct of its business, except for instances of non-compliance with such Laws that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, Seller has not received any written notice from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, any Law.

Section 3.9    Legal Proceedings.  Except as set forth in Section 3.9 of the Seller Disclosure Schedule, there is no pending or, to Seller’s knowledge Threatened, Proceeding that has been commenced by or against Seller that challenges or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions, other than Proceedings which would not reasonably be expected to have a Material Adverse Effect.

Section 3.10   Contracts.   To the knowledge of Seller, all Assigned Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their respective terms, except for the Enforceability Exceptions and except where the failure to be valid, binding or in full force and effect will not result in Losses in excess of Five Thousand Dollars ($5,000) per Assigned Contract. To the knowledge of Seller, no other party to any Assigned Contract is in material breach or default in any respect under any Assigned Contract. Seller makes no representations or warranties regarding (i) Purchaser’s ability to continue the business of Seller or to continue any existing customer relationships, or (ii) Seller’s ability to obligate or bind any third party to accept or consent to the assignment of any of the Assigned Contracts.

Section 3.11   Intellectual Property.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule, there is no assigned Intellectual Property that is registered or subject to an application for registration. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, to Seller’s knowledge, Seller is the sole and exclusive owner of or has the right to use, without payment to any other Person, all of the assigned Intellectual Property, except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect on the current use of such assigned Intellectual Property and except for “shrink-wrap” license agreements relating to computer software licensed in the ordinary course of Seller’s business. To Seller’s knowledge, Seller’s current use of the assigned Intellectual Property does not materially violate, conflict with or infringe the assigned Intellectual Property of any other person.

Section 3.12   Brokers Fee.  Seller has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 3.13   Certain Payments.  To the Seller’s knowledge, Seller has not directly or indirectly, in violation of applicable Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Seller.

Section 3.14    Financial Statements.   Seller has provided Purchaser with: (a) unaudited balance sheets of the Seller as of December 31, 2004, and December 31, 2003, and the related unaudited statements of profit and loss for each of the calendar years then ended, and (b) an unaudited balance sheet of the Seller as of March 31, 2005 and the related unaudited statement of profit and loss for the three (3) months then ended (collectively, the “Financial Statements”). The Financial Statements fairly present the financial condition and results of the operations of the Seller as of the respective dates of each such Financial Statement and for the periods referred to therein. The Financial Statements have been prepared in accordance with GAAP, except as set forth on Section 3.14 to the Seller’s Disclosure Schedule.

Section 3.15    Employees; Labor.

(a)       Schedule 3.15(a) of the Seller Disclosure Schedule is a list of all current employees of Seller, and reflects their title or position, current salary, date of hire and the date of such employee’s most recent pay raise. Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, Seller has no employment, retention, extension, continuation, severance or other similar contracts with any employee of Seller. To Seller’s knowledge, Seller has materially complied with, and each Employee Benefit Plan is in compliance with, all applicable Laws, including ERISA, to the extent applicable, except where the failure to so comply will not result in a Material Adverse Effect.

(b)       Except as set forth on Schedule 3.15(b) of the Seller Disclosure Schedule, there are no Employee Benefit Plans of which Seller is or was a Plan Sponsor, or to which Seller contributes or has contributed, or in which Seller otherwise participates or maintains or has participated or maintained or under which Seller has any Liability or obligation;

(c)       Except as disclosed in Section 3.15(c) of the Seller Disclosure Schedule, Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s knowledge, no event has occurred or circumstances exists that could provided the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) to Seller’s knowledge, no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s knowledge, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Entity;

(d)       Seller has not violated the WARN Act or any similar state or local Law. During the ninety (90) day period prior to the date of this Agreement, Seller has not terminated any of its employees; and

(e)       To the knowledge of Seller, [except as set forth in Section 3.15(e) of the Seller Disclosure Schedule], no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Purchaser to conduct the business as heretofore carried on by Seller.

Section 3.16   Interest In Other Entities; No Third Party Options. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Acquired Assets. As of the date of this Agreement there are no existing agreements, contracts, options, commitments or rights with, of or to any Person to acquire any of the Acquired Assets or rights included in such assets or any interest therein. Purchaser will not incur any liability, cost or expense in connection with the consummation of the Transactions to any third party with whom Seller or its agents or representatives have had discussions or negotiations regarding the sale, transfer, assignment or disposition of all or a portion of the Acquired Assets or the Business.

Section 3.17   Seller’s Books and Records.   The books of account and other financial records of Seller are complete in all material respects.

Section 3.18   Seller Disclosure Schedule.   To the knowledge of Seller, no representation or warranty or other statement made by Seller in this Agreement, and no warranty or other statement made by Seller in the Seller Disclosure Schedule contains an untrue statement which could result in a Material Adverse Effect to Purchaser. The Parties acknowledge and agree that (a) the Seller Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Parties hereto, (b) the disclosure of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (c) any fact or item disclosed in the Seller Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears (provided that the relevance of such fact or item shall be reasonably evident from such disclosure), (d) the disclosure of any fact or item in the Seller Disclosure Schedule shall not represent an admission by Seller that such fact or item actually constitutes noncompliance with, or a violation of, any Law to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by Seller to Purchaser, and (e) each attachment referenced in the Seller Disclosure Schedule shall be deemed incorporated into and a part of such Seller Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

Section 4.1    Organization and Good Standing. Purchaser is duly organized and validly existing under the laws of the State of Delaware and has full authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

Section 4.2    Enforceability. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability

Exceptions. Purchaser has the power and authority to execute and deliver, and perform its obligations under, this Agreement and the Transactions.

Section 4.3    No Conflicts; Consent.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the Transactions by Purchaser will (with or without notice or lapse of time) (a) Conflict with its charter or other organizational documents; (b) Conflict with or give any Governmental Entity or other Person the right to prevent, delay or otherwise interfere with any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Purchaser is subject; or (c) Conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Purchaser is bound. Purchaser is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution or delivery of, or the performance of its obligations under, this Agreement, the Purchaser Documents or the consummation of the Transactions.

Section 4.4    Certain Proceedings.  There is no pending Proceeding that has been commenced by or against Purchaser that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To Purchaser’s knowledge, no such Proceeding has been Threatened.

Section 4.5    Financing.  Purchaser has sufficient cash on hand to fund the payment of the Purchase Price and Purchaser’s expenses in connection with the Transactions. Purchaser will additionally maintain sufficient funds to pay the amounts due under the Secured Subordinated Promissory Note as such amounts come due.

Section 4.6    Brokers Fee.  Purchaser has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 4.7    Seller Consents.  Purchaser has agreed that Seller shall not obtain any Consents from its customers or tenants regarding the assignment of any Assigned Contracts from Seller to Purchaser prior to the Closing Date. In accordance with the terms of Section 2.2(c), Seller shall use its Reasonable Efforts to obtain such Consents from its customers or tenants and Purchaser agrees to accept the Assigned Contracts from Seller without any such Consent. Purchaser shall indemnify and hold Seller harmless from any Losses incurred by Seller as a result of a breach by Purchaser of any of its obligations or duties under the Assigned Contracts.

Section 4.8    Investigation By Purchaser.  In reliance upon Seller’s representations and warranties contained in this Agreement: (i) Purchaser has been given full access to and the opportunity to review the Acquired Assets, books, records, Contracts and employees of Seller, and has been given the opportunity to meet with officers and other Representatives of Seller for the purpose of investigating and obtaining information regarding the Acquired Assets, Seller’s business, operations and legal affairs and (ii) as of the date of this

Agreement, no Representative of Purchaser has knowledge of any fact or circumstance that would result in a Breach by Seller.

ARTICLE V
COVENANTS

Section 5.1    Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation and negotiation of, and performance of its obligations under, this Agreement and the consummation of the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of that Party arising from a Breach by the other Party. Purchaser shall pay all sales or transfer Taxes incurred in connection with the Transactions and all other fees and expenses relating to any applicable Governmental Authorizations. Purchaser shall pay all fees and expenses for or relating to any Consents of any Person or Governmental Entity required to, or advisable to procure in order to, consummate the Transactions.

Section 5.2    Additional Documents and Further Assurances; Cooperation.  Each of Purchaser and Seller shall, at the request of the other Party, execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Consents of any Governmental Entity or Person required in connection with the Transactions).

Section 5.3    Access to Information.  After the Closing, each of Seller and Purchaser will provide reasonable access to each others’ books and records for purposes related to this Agreement and the Transactions and the preparation of Tax Returns and other filings with Governmental Entities. Within ninety (90) days following the Closing Date, Purchaser shall remove all references to Seller’s affiliates and any of its predecessors, their trade names and trade dress from all of the Acquired Assets.

Section 5.4    Public Disclosure.  Unless otherwise required by Law, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any Party hereto unless approved by Purchaser and Seller prior to release to; but, such approval shall not be unreasonably withheld, conditioned or delayed. However, each of Purchaser and Seller shall be permitted to disclose the existence of this Agreement in confidence to its customers, suppliers and sales representatives with whom it has non-disclosure agreements that apply to such disclosure (or the other Party otherwise agrees to such disclosure) and for which there is a business reason for the disclosure.

Section 5.5    Employment Issues.  Immediately following the Closing, Purchaser hereby agrees to offer employment to at least 80% of all of the employees of Seller at the same salary which Seller pays to such employee immediately preceding the Closing, and such salary is set forth in Section 5.5 of the Seller Disclosure Schedule; provided however, that Purchaser shall offer employment to Daniel Milburn pursuant to the Employment Agreement. Hired employees will be eligible for benefit offerings under the Purchaser’s benefit plans in accordance with its provisions. Hired employees shall be given credit for service with Seller or its affiliates for purposes of benefit plans and accrued vacation to be provided by Purchaser.

Section 5.6    Restrictive Covenants.

(a)       Subject to Seller’s obligations under the Master Services Agreement, for a period of three (3) years after the Closing Date, Seller agrees that Seller will not, on Seller’s own account, or as an employee, consultant, advisor, partner, co-venturer, owner, trustee, officer, lender, director, member or stockholder of any other Person:

(i)        directly or indirectly, solicit, sell to, divert, take away, transfer or interfere with any of the business, trade or patronage of Purchaser with respect to Purchaser’s operation of the Business after the Closing Date;

(ii)       directly or indirectly, solicit, sell to, divert, take away, transfer or interfere with any of the customers of Purchaser with respect to Purchaser’s operation of the Business; or

(iii)      directly or indirectly, for Seller or on behalf of any other Person, induce or attempt to induce, in any manner whatsoever, any present or future management, sales, key employee or other employee of Purchaser to leave the employ of Purchaser and/or to seek or accept employment with Seller or any such Person, nor shall Seller negotiate with any such employee while he or she is in the employ of Purchaser with respect to such person’s present or future employment.

Notwithstanding any other covenant or provision of this Section 5.6, Seller may, solely for and on behalf of itself and its affiliates and subsidiaries, provide similar services to those provided by Purchaser through the operation of its business without being deemed to violate any covenants or obligations pursuant to this Section 5.6. No action taken by Seller pursuant to the Master Services Agreement (or otherwise reasonably related to the services to be provided thereunder) shall be deemed a Breach of this Section 5.6.

(b)       Subject to Seller’s obligations under the Master Services Agreement, Seller agrees that for a period of three (3) years after the Closing Date, Seller will not, on Seller’s own account, or as an employee, consultant, advisor, partner, co-venturer, owner, trustee, officer, lender, director, member or stockholder of any other Person, conduct, engage in, render services for, be connected with, have any interest in or aid or assist anyone else in any Competitive Business (as defined below) in the States of Utah and Colorado; provided, however, that nothing contained herein shall prevent Seller during the time indicated from owning stock in any corporation having a class of equity securities actively traded on a national securities exchange, or on the NASDAQ Stock Market or in the over-the-counter market (provided that Seller shall not own, directly or indirectly, five percent (5%) or more of the equity of any entity engaged in any Competitive Business). For purposes hereof, the term “Competitive Business” means any business which is both (1)

similar to, and (2) competitive with the Business as conducted by Seller at any time prior to the Closing Date.

(c)       Seller hereby acknowledges and agrees that the provisions of Sections 5.6(a) and (b) are to prevent a Competitive Business from gaining any advantage from Purchaser’s knowledge of the Business of and other confidential information, and Purchaser’s relationships with customers, suppliers and others, acquired in the course of Purchaser’s business after the Closing Date.

(d)       Seller hereby acknowledges that the consideration received by Seller specified above has been negotiated to include consideration specifically for Seller’s full compliance with the terms and conditions of Section 5.6.

(e)       Seller acknowledges and agrees that the time period, scope and territorial area specified above are the fair, appropriate and minimum reasonable time period, scope and territorial restrictions necessary to protect Purchaser in the full use of the good will of the business conducted by Purchaser. No waiver of any violation hereof shall be implied by Purchaser’s forbearance or failure to take action in pursuance hereof.

All covenants and provisions of Section 5.6 constitute a series of separate covenants, and if any particular portion of any such paragraphs be adjudicated invalid or unenforceable, the same shall be deemed deleted without affecting the validity or enforceability of other portions or provisions hereof, and such deletion shall apply only with respect to the operation of said paragraphs in the particular jurisdiction in which such adjudication is made. Further, to the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, length of time, scope or otherwise, but may be made enforceable by limitations thereon, Seller and Purchaser agree that such reductions or limitations may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any jurisdiction in which enforcement is sought.

Section 5.7    Accounting. For a period not to exceed three (3) months following the Closing, Seller shall assist and consult with Purchaser in establishing Purchaser’s accounting systems for the Acquired Assets. Seller shall not receive any consideration for its services under this Section 5.7. Seller shall not be liable for any Losses incurred by Purchaser in connection with the services provided by Seller under this Section 5.7 unless such Losses are directly caused by the intentional misconduct or Seller.

ARTICLE VI
INDEMNIFICATION; REMEDIES

Section 6.1    Indemnification by Seller.  Seller and Questar InfoComm, Inc. shall jointly and severally defend and indemnify Purchaser and Purchaser’s shareholders, officers, directors, successors and assigns and each of them against, and hold it harmless from, any Losses arising from, relating to or otherwise in respect of (a) Seller’s Breach or failure to perform any agreement, covenant, term, condition or provision contained herein; (b) a

Breach by Seller of any of its representations and warranties under Article III or (c) any Excluded Liability. Except with regard to a Breach of Section 5.6, indemnification under this Article VI shall be Purchaser’s sole and exclusive remedy for any Losses arising from, relating to or otherwise in respect of this Agreement or the Transactions.

Section 6.2    Indemnification by Purchaser.   Purchaser shall indemnify Seller and Seller’s shareholders, officers, directors, successors and assigns and each of them against, and hold it harmless from, any Losses arising from, relating to or otherwise in respect of (a) Purchaser’s Breach or failure to perform any agreement, covenant, term, condition or provision contained herein or in any of the Leases; (b) a Breach by Purchaser of any of its representations and warranties under Article IV; or (c) any Assumed Liability. Except for the enforcement of its rights under the Secured Subordinated Promissory Note, the Security Agreement and the Trust Deed, indemnification under this Article VI shall be Seller’s sole and exclusive remedy for any Losses arising from, relating to or otherwise in respect of this Agreement or the Transactions.

Section 6.3    Time Limitations on Obligations.   Each Party’s obligation to indemnify and hold harmless the other Party shall terminate on May 31, 2007; provided, however, that each Party’s obligation to indemnify and hold harmless the other Party pursuant to Section 6.8 shall terminate upon the expiration of the Ground Lease; and further provided that a Party’s obligation to indemnify and hold harmless the other Party shall not terminate with respect to any item as to which the Party seeking indemnification shall have, before such date previously made a claim by delivering a valid Claim Notice pursuant to Section
6.4(a).

Section 6.4    Procedures.

(a)       In order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a third party (a “Third Party Claim”), the Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (a “Claim Notice”), which must be accompanied by a copy of the written notice of the Third Party Claimant asserting the Third Party Claim; but the failure to give such notification promptly (so long as a valid Claim Notice is given before the expiration of the applicable period) shall not affect the Indemnified Party’s right to indemnification except to the extent the Indemnifying Party demonstrates actual prejudice as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)       If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if its so chooses, to assume the defense thereof at its sole cost and expense, with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof, except as provided below. If the Indemnifying Party assumes such defense, the Indemnified

Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Additionally, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel incurred by the Indemnified Party as was reasonably necessary to respond timely to legal process for any period after the Claim Notice is given during which the Indemnifying Party has not assumed the defense thereof, if and to the extent that the Indemnifying Party is responsible to indemnify for such Third Party Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim within twenty (20) days after the giving by the Indemnified Party to the Indemnifying Party of a valid Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party for the reasonable fees and expenses of counsel employed by the Indemnified Party if and to the extent that the Indemnified Party is responsible to indemnify for such Third Party Claim. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall reasonably cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available, at no cost, on a mutually convenient basis to provide additional information, an explanation of any material provided and to act as a witness or respond to legal process.

(c)       In the event that the Indemnifying Party shall exercise its right to undertake control of the defense of any such legal proceedings, such Indemnifying Party may only compromise or settle such legal proceeding on behalf of and for the account of the Indemnified Party after it obtains the prior written consent of the Indemnified Party; provided, however, that if the Indemnifying Party shall receive an offer of a settlement or compromise from the other parties in the applicable legal proceedings at a particular monetary amount, or obtain a commitment from such parties that they would accept a compromise or settlement at such monetary amount if offered, and such settlement or compromise requires only the payment of such amount, the granting of an appropriate release or similar accommodation, and no other relief, and there is (i) no finding or admission of any violation of any Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party; and that (ii) settlement of such claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party and the Indemnified Party refuses to consent thereto and elects to continue the legal proceedings, then the Losses of the Indemnified Party which are the subject of the applicable legal proceedings to which the settlement or compromise relates shall be deemed to be limited to that amount of Losses which the Indemnified Party would have had if such compromise or settlement had been effected. In the event that the Indemnifying Party does not exercise its option to assume control of any such action or proceeding, then the Indemnifying Party shall nevertheless be obliged to indemnify the Indemnified Party pursuant to the provisions hereof; and (iii) any claim for indemnification with respect to any matter not related to a Third Party Claim may be asserted by Indemnification Notice. The claim specified in such notice shall be deemed valid and the Indemnified Party shall be entitled to indemnification hereunder on account of such claim unless within twenty (20) Business Days of the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party gives notice to the Indemnified Party that it disputes the validity of such claim.

(d)       Any and all amounts due for indemnity hereunder shall be promptly paid, in lawful money of the United States of America.

(e)       Upon notice to Seller specifying in reasonable detail the basis for such set-off, Purchaser may set off any amount to which it may be entitled under Article 6 against amounts otherwise payable under the Secured Subordinated Promissory Note; provided, however, if Seller disputes any such Losses, Purchaser shall make any disputed payments into escrow as a condition to maintaining any such claim. The exercise of such right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Secured Subordinated Promissory Note so long as any disputed amounts are first paid into an escrow account maintained by an unaffiliated escrow agent reasonably acceptable to Seller. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other rights and remedies that may be available to it. Any interest earned on any amount held in escrow shall be paid pro rata in accordance with the resolution of the applicable dispute.

Section 6.5    Dollar Limitation on Seller’s Indemnification Obligations. Except for any claims by Purchaser for indemnification under Section 6.8, Purchaser shall not be entitled to recover any amount for indemnification claims under this Agreement unless and until the amount which Purchaser and its affiliates are entitled to recover in respect of such claims exceeds, individually, $1,000 (prior to the incurrence of any other legal or other professional fees), and in the aggregate, US $200,000.00 (the “Deductible”), in which event (subject to clause (b) below) the entire amount which Purchaser is entitled to recover in respect of such claims less the Deductible shall be payable. Except for any claims by Purchaser for indemnification under Section 6.8, the maximum amount recoverable by Purchaser and its affiliates for indemnification claims or Losses under this Agreement shall in the aggregate be equal to US $4,075,000.

Section 6.6    No Consequential Damages; Additional Limitations.

(a)       All amounts payable by Seller in indemnification of Purchaser shall be considered a reduction to the Purchase Price. In no event shall Seller be liable for loss of profits, loss in purchaser value or consequential damages by reason of a breach of any of its representations, warranties or covenants in this Agreement; provided, however, in the event of a claim by either Party hereto against the other Party for indemnification under Section 6.8 solely due to a claim against the Indemnified Party by an unrelated third party (other than a customer of Purchaser who enters into a customer agreement with Purchaser subsequent to the date hereof), the Indemnifying Party shall be liable to the Indemnified Party for any damages actually incurred by such third party for loss of profits or consequential damages.

(b)       The amount of any claim for indemnification shall be reduced by any Tax, insurance or other benefits that the Indemnified Party or its affiliates receive in respect of or as a result of such claim or the facts or circumstances relating thereto. If any indemnifiable Losses for which indemnification is provided hereunder are subsequently reduced by any Tax benefit, insurance payment or other recovery from a third party, the amount of such reduction shall be remitted within 5 Business Days to the Indemnifying Party.

(c)       The Parties hereto shall cooperate to resolve any claim or liability, including by making reasonable best efforts to mitigate or resolve any such claim or liability.

Section 6.7    Subrogation. Subject to the Indemnified Party’s right to recover the Deductible, upon making any payment to Indemnified Party for an indemnification claim pursuant to this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

Section 6.8    Additional Environmental Covenant and Indemnity.

(a)       Purchaser shall have no obligation, duty, or liability for the environmental situation at the West Data Center as described in Section 3.7 to Seller’s Disclosure Schedules (“Pre-Existing Environmental Condition”), except to the extent that (i) Purchaser’s act(s) including, without limitation, excavation, construction and digging results, directly or indirectly, in Losses relating to the Pre-Existing Environmental Condition or (ii) Purchaser fails to act in a commercially reasonable manner consistent with a prudent data center manager that is unaware of the existence of the Pre-Existing Environmental Condition and such failure to act, directly or indirectly, results in Losses relating to the Pre-Existing Environmental Condition. Purchaser shall indemnify and hold Seller, its affiliates and each of their respective directors, officers, employees, agents, successors and assigns (collectively “Seller Indemnified Parties”) harmless from any Losses resulting, directly or indirectly, from 6(a)(i) or 6(a)(ii) above. Purchaser shall also indemnify and hold the Seller Indemnified Parties harmless from any, direct or indirect, Losses resulting from a violation or enforcement of any Environmental Laws resulting from any act or omission of Purchaser (or any of its affiliates, agents, employees, invitees or other similar Persons) following Closing.

(b)       Except to the extent of Purchaser’s indemnification set forth in Section 6.8(a), Seller and Questar InfoComm, Inc. shall, jointly and severally, indemnify and hold harmless Purchaser, its affiliates and each of their respective directors, officers, employees, agents, successors and assigns from and against any and all direct and indirect Losses which Purchaser may incur, directly or indirectly, arising out of, related to, or resulting from: (i) the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials which are found in, on, under or about (a) the property which is the subject of the Ground Lease or (b) the Building as of or after the Closing; (ii) a violation or enforcement of any

Environmental Laws resulting from an act or omission of Seller prior to Closing; or (iii) the Pre-Existing Environmental Condition and the Remdial Action Plan. Except to the extent of Purchaser’s indemnification set forth in Section 6.8(a), such indemnity by Seller and Questar InfoComm shall include, without limitation, the Losses of any repair, cleanup or detoxification of the Property which is required by any Governmental Entity or is otherwise necessary to render the Property in compliance with all Environmental Laws and the Remedial Action Plan.

(c)       Questar InfoComm, Inc., the immediate parent company of Seller, has agreed to indemnify and hold harmless Purchaser for Losses incurred by Purchaser in accordance with paragraph 6.8 and Quest InfoComm hereby acknowledges that it does so in order to induce Purchaser to enter into this Agreement in view of Pre-Existing Environmental Condition and the Remedial Action Plan. Purchaser has entered into this Agreement in reliance thereon and, accordingly, Questar InfoComm hereby acknowledges that it has received good, valid and sufficient consideration for its indemnification obligations under this Article VI.

ARTICLE VII
MISCELLANEOUS

Section 7.1    Amendments. This Agreement may be amended, modified and supplemented in any and all respects only by a written agreement signed by each of the Parties at any time after the Closing Date with respect to any of the terms contained in this Agreement.

Section 7.2    Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents and other communications to be given hereunder by either Party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any Party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, (b) the first Business Day after sending by reputable overnight delivery service for next-day delivery, (c) the third Business Day after sending by first class United States mail, postage prepaid, (d) the time of successful facsimile transmission (or in the event the time of receipt of the fax in the city where the fax is received is not during regular business hours on a Business Day, then at the customary hour for the opening of business on the next Business Day), or (e) the date actually received by the other Party:

if to Seller, to:

Consonus, Inc.

180 East 100th Street

Salt Lake City, UT 84145

Attention: President and Chief Executive Officer

Telecopy No.: (801) 282-3653

with a copy (which shall not constitute notice) to:

Holme Roberts & Owen LLP

299 South Main Street, Suite 1800

Salt Lake City, Utah 84111

Attention: Stuart A. Fredman

Telecopy No.: (801) 521-9639

and

if to Purchaser, to:

Consonus Acquisition Corp.

245 Park Ave, 39th Floor

New York, New York 10167

Attention: Nana Baffour, Managing Principal

Telecopy No.: (212) 792-4001

with a copy (which shall not constitute notice) to:

Ettelman & Hochheiser, P.C.

100 Quentin Roosevelt Boulevard, Suite 401

Garden City, New York 11530

Attention: Raymond J. Averna, Esq.

Telecopy No.: (516) 227-6307

Section 7.3    Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 7.4    Entire Agreement.  This Agreement and the Related Agreements, together with all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the Parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). Each Party acknowledges, represents and warrants that it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this Agreement. Each Party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parol evidence in order to reflect the intentions of the Parties. The Parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the Parties’ intent.

Section 7.5    No Third-Party Beneficiaries.  No person not a party to this Agreement shall have or acquire any rights by reason of this Agreement nor shall any Party hereto have any obligation or liability whatsoever to any such person by reason of this Agreement, except as otherwise expressly provided for herein.

Section 7.6    Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 7.7    Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Utah, as applicable to contracts executed and delivered in Utah between Utah residents and which are to be performed wholly within Utah, without regard to principles of conflicts of law.

Section 7.8    Enforcement; Venue.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties irrevocably agree and consent to the jurisdiction of the courts of the States of Utah and the federal court of the United States sitting in Utah for the adjudication of any matters arising under or in connection with this Agreement.

Section 7.9    Waivers.  No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving Party. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a Party in exercising any right, power, or privilege hereunder or other conduct by a Party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

Section 7.10   No Assignment.   Neither this Agreement not any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties to this Agreement (whether by operation of law or otherwise) without the prior written content of the other Party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 7.11   Remediation.   Seller’s remediation obligations, solely with respect to Section 3.7 or Section 6.8, may be resolved with the Lowest Cost Response. The Lowest Cost Response applies only to Seller’s remediation obligations with respect to Section 3.7 and Section 6.8.

[Remainder of page intentionally left blank; succeeding page is a signature page.]

IN WITNESS WHEREOF, Purchaser and Seller have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

CONSONUS, INC.

By:	/s/ Alan K. Allred
Name: Alan K. Allred
Title: Chairman of the Board

CONSONUS ACQUISITION CORP.

By:	/s/ Nana Baffour
Name: Nana Baffour
Title: Chairman

QUESTAR INFOCOMM, INC.
(signing for purposes of Article VI only)

By:	/s/ Alan K. Allred
Name:
Title:

Signature page to Asset Purchase Agreement